                                                                                                                                                               Exhibit 99.1

Dendreon Promotes Dr. Mark Frohlich to Senior Vice President
Of Clinical Affairs and Chief Medical Officer

SEATTLE, WA, December 7, 2007– Dendreon Corporation (Nasdaq: DNDN) today announced that the Company has promoted Mark Frohlich, M.D. to the position of senior vice president of clinical affairs and chief medical officer.  Dr. Frohlich, a urologic oncologist with over a decade of oncology drug development and patient treatment experience in the public and private sectors, was instrumental to the filing of the company’s Biologics License Application (BLA) for PROVENGE® (sipuleucel-T) and has also had responsibility for monitoring the progress of the company’s ongoing Phase 3 IMPACT trial (D9902B), a pivotal trial for Dendreon, the results of which could support the licensure of PROVENGE.  Dr. Frohlich was promoted from the position of vice president of clinical affairs.

“Mark has been an exemplary leader who has led Dendreon’s clinical efforts during a very active time for the organization with the ongoing regulatory approval process of PROVENGE—a process which Mark and the rest of our team remain committed to seeing through to the approval of this promising immunotherapy for prostate cancer,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon.  “We are fortunate to have someone with Mark’s expertise at the helm of our clinical team with the depth of his experience in oncology as well as his direct patient experience.”

Prior to joining Dendreon in 2005, Dr. Frohlich was vice president and medical director at Xcyte Therapies where he oversaw its medical affairs operations.  At Xcyte, he led the clinical development program for an autologous activated T cell therapy for the treatment of cancer, infection and immunodeficiency. Before that, he was an assistant professor in the Division of Hematology/Oncology at the University of California, San Francisco, where he specialized in urologic oncology and was active in laboratory, translational and clinical research.  While at the University of California, San Francisco, Dr. Frohlich worked closely with the Company's principal investigator of the D9901 study, Dr. Eric Small, and has had personal experience in delivering PROVENGE to patients with late stage prostate cancer.

Dr. Frohlich received his M.D. from Harvard Medical School and did his post doctoral training in Oncology at the University of California, San Francisco. He also has a B.S. from Yale in electrical engineering and economics.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that fight cancer. . The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:
Investors:
Jennifer Cook Williams
Dendreon Corporation
(206) 829-1500

Media:
Katherine Stueland
WeissComm Partners
(312) 208-0320